Exhibit 10.07
Grant No. ______________

INTUIT INC. 2005 EQUITY INCENTIVE PLAN GRANT AGREEMENT
Non-Qualified Stock Option
Focal Grant

Intuit Inc., a Delaware corporation (the “Company”), hereby grants you a stock option (“Option”), pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”), to purchase shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), as described below. This Option is subject to all of the terms and conditions of the Plan, which is incorporated into this Agreement by reference. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan, the provisions of the Plan shall apply. All capitalized terms in this Agreement that are not defined in the Agreement have the meanings given to them in the Plan.

Name of Participant and Number of Shares as set forth on the accompanying email. Exercise Price Per Share:
Date of Grant:
First Vesting Date:
Expiration Date:
Vesting Schedule:

On your Termination, this Option will either cease to vest or, if you have been actively employed by the Company for one year or more and become totally disabled or die as provided in Section 5.6 of the Plan, accelerate in full. Vesting may also be suspended in accordance with Company policies, as described in Section 5.6 of the Plan.

To exercise this Option, you must follow the exercise procedures established by the Company, as described in Section 5.5 of the Plan. This Option may be exercised only with respect to vested shares. Payment of the Exercise Price for the Shares may be made in cash (by check) and/or, if a public market exists for the Company’s Common Stock, by means of a Same-Day-Sale Commitment or Margin Commitment from you and an NASD Dealer (as described in Section 11.1 of the Plan). Upon exercise of this Option, you understand that the Company may be required to withhold taxes.

Subject to the exercise procedures established by the Company, the last day this Option may be exercised is seven years from the Date of Grant which is the Expiration Date set forth above. If your Termination Date occurs before the Expiration Date, this Option will expire as to all unvested shares subject to the Option on your Termination Date. Following your Termination Date, this Option may be exercised with respect to vested shares during the post-termination exercise period as provided in Section 5.6 of the Plan. To the extent this Option is not exercised before the end of the post-termination exercise period, in accordance with the exercise procedures established by the Company, the Option will expire as to all shares remaining subject thereto.

This Agreement (including the Plan, which is incorporated by reference) constitutes the entire agreement between you and the Company with respect to this Option, and supersedes all prior agreements or promises with respect to the Option. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of the Option described in Section 14 of the Plan, this Agreement shall be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered to the Company or to you at its or your respective addresses set forth in this Agreement, or at such other address designated in writing by either of the parties to the other.

Additional information about the Plan and this Option (including certain tax consequences of exercising the Option and disposing of the Shares) is contained in the Prospectus for the Plan. A copy of the Prospectus accompanies this Grant Agreement and is available on the stock options pages of the Intuit Legal Department intranet web site or by calling Sharon Savatski, the Company’s Stock Plan Analyst, at (650) 944-6504.

The Company has signed this Option Agreement effective as the Date of Grant.

INTUIT INC. 2632 Marine Way Mountain View, California 94043
By:
Robert B. Henske, Senior Vice President
and Chief Financial Officer